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                         SHELBOURNE PROPERTIES II, INC.

                           OFFER TO PURCHASE FOR CASH
                                       BY
                               HX INVESTORS, L.P.
                    UP TO 268,444 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                     AT A PURCHASE PRICE OF $62.00 PER SHARE


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       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, EASTERN TIME, ON FRIDAY, AUGUST 2, 2002, UNLESS THE OFFER IS EXTENDED.
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                                                                    July 5, 2002

To Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

         HX Investors, L.P., a Delaware limited partnership, has appointed us to act as the information agent in connection with its offer to purchase shares of the common stock of Shelbourne Properties II, Inc., $0.01 par value per share. The offer is for the purchase of up to 268,444 shares at a price of $62.00 per share, net to the seller in cash, without interest.

         HX Investors' offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated rights to purchase Series A Junior Participating Cumulative Preferred Stock purchase rights issued pursuant to the Shareholder Rights Agreement dated as of February 8, 2001, as amended, between Shelbourne and American Stock Transfer & Trust Company, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights.

         Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered will not be purchased if more than the number of shares HX Investors seeks are properly tendered. Shares not purchased because of proration will be returned as promptly as practicable following the Expiration Date.

         The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions.

         If at the expiration of the offer more than 268,444 shares, or any greater number of shares as HX Investors may, in accordance with the conditions in the Offer to Purchase, elect to purchase, are properly tendered and not properly withdrawn, HX Investors will buy shares on a pro rata basis from all stockholders who properly tender shares.

         For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

                  1.   The Offer to Purchase dated July 5, 2002;

                  2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares;

                  3. A letter to the stockholders of Shelbourne dated July 5, 2002 from HX Investors;


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                  4.   The Notice of Guaranteed  Delivery to be used to accept
the offer and tender shares pursuant to the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

                  5. A printed form of letter, which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the offer;

                  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

                  7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the offer.

         Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Friday, August 2, 2002, unless the offer is extended.

         Holders of shares whose certificate(s) for the shares are not immediately available or who cannot deliver the certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, before the Expiration Date must tender their shares according to the procedure for guaranteed delivery described in Section 3 of the Offer to Purchase.

         Neither HX Investors nor any officer, partner, agent or other representative of HX Investors will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. HX Investors will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity. HX Investors will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Letter of Transmittal.

         Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be addressed to us as Information Agent, 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (call collect) or Toll-Free (800) 322-2885.

                                           Very truly yours,


                                           MACKENZIE PARTNERS, INC.


         NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF HX INVESTORS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.


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